Exhibit 99.1

Cohesant Inc. Announces Trading Commencement

BEACHWOOD, Ohio--(BUSINESS WIRE)--Cohesant Inc. today announced it is pleased to report that its shares of Common Stock have commenced trading and are being quoted on the OTC Bulletin Board and in the Pink Sheets under the trading symbol COHY (OTCBB:COHY)(Pink Sheets:COHY).

Cohesant Inc., based in Beachwood Ohio, is engaged in the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure and the design, development, manufacture and sale of specialty coatings and equipment used to apply such coatings. The Company markets its products under numerous trade names including; AquataPoxy, CuraFlo, CuraPoxy, and Raven.

CONTACT:
Cohesant Inc.
Morris H. Wheeler, 216-910-1700
Chairman & Chief Executive Officer